Freeport-McMoRan Announces Revised
Operating Plans in Response to the COVID-19 Pandemic and
Reports First-Quarter 2020 Results

Highlights of Revised Operating Plans:

•	$1.3 billion reduction (~18 percent) in 2020 estimated operating costs

•	$800 million reduction (~30 percent) in 2020 estimated capital expenditures

•	$100 million reduction (~20 percent) in 2020 estimated exploration and administrative costs

•	~400 million pound reduction (~15 percent) in the Americas 2020 estimated copper sales volumes

•	Actions enhance outlook for cash generation and maintenance of strong liquidity at low prices
PHOENIX, AZ, April 24, 2020 - Freeport-McMoRan Inc. (NYSE: FCX) announced today its first-quarter 2020 financial results and revised operating plans in response to the global COVID-19 pandemic and resulting negative impact on the global economy.
FCX’s revised operating plans are designed to protect the health and well-being of its employees, their families and communities where they live, ensure safe and reliable operations to serve customers, and protect the company’s strong liquidity position through reductions in costs and capital spending while preserving the long-term value of the company’s assets.
Prioritizing Health and Safety.  FCX has proactively implemented operating protocols at each of its operating sites to contain and mitigate the risk of spread of COVID-19. A series of actions have been implemented, including, but not limited to, physical distancing, travel restrictions, sanitizing, and frequent health screening and monitoring. FCX is also incorporating testing procedures administered by medical providers at many of its facilities. In April 2020, FCX suspended operations at its Chino copper mine in New Mexico because of the spread of COVID-19 among a limited number of employees. FCX’s protocols have been effective in mitigating and preventing a major outbreak of COVID-19 at its operating sites. As the COVID-19 pandemic and related effects continue to evolve rapidly worldwide, FCX will continue to monitor, assess and update its COVID-19 related response, as needed.
FCX is also working closely with communities where it operates across the globe and has provided monetary support and in-kind contributions of medical supplies and food.
Richard C. Adkerson, President and Chief Executive Officer, said, "Our global team is demonstrating an effective response to protect the health of our workforce, provide for business continuity, and support our communities during this unprecedented challenge. The prudent steps we are taking to safeguard our business, address costs and capital spending, and preserve our strong liquidity position are necessary to protect long-term asset values in the current weak and uncertain economic environment and to position us to ramp up and resume normal operations safely and quickly as health and economic conditions improve. Our team has substantial experience in successfully executing under volatile market conditions. I am confident that we will overcome the current challenges and 'prove our mettle' as we have effectively done in previous periods of economic weakness. We continue to achieve important progress in establishing large-scale, low-cost copper and gold production from our underground ore bodies at Grasberg and advance initiatives in the Americas to position FCX for significant increases in cash flows in 2021 and beyond.”

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Revised Operating Plans.  FCX has assessed its near-term operating plans with a focus on maximizing cash flow and protecting liquidity in a weak and uncertain economic environment and to preserve asset values for anticipated improved copper prices as economic conditions recover. A series of actions are being implemented to significantly reduce all elements of costs and capital spending and adjust mine plans and corresponding mining and milling rates to maximize cash flow at lower prices. The plans also incorporate the impact of lower input costs, principally energy and foreign exchange rates, and higher gold prices.

SUMMARY CONSOLIDATED OPERATING AND FINANCIAL DATA — REVISED OPERATING PLANS FOR 2020
Following are consolidated operating and financial data for 2020, including a comparison of April 2020 estimates to the estimates reported in January 2020:

			April 2020 Estimates			January 2020 Estimates
			(Based on $2.30 per pound of copper)			(Based on $2.85 per pound of copper)
	First-quarter 2020 (Actual)		Remainder of 2020	Total 2020		Total 2020		Total Percent Change
CONSOLIDATED OPERATING DATA
Sales, excluding purchases
Copper (billions of recoverable pounds)	0.7		2.4	3.1		3.5		(11)%
Gold (thousands of recoverable ounces)	144		636	780		775		1%
Molybdenum (millions of recoverable pounds)	21		59	80		88		(9)%

Unit net cash costs per pound[a]	$1.90	[b]	$1.44	$1.55	[c,d]	$1.75	[c]	(12)%

CONSOLIDATED FINANCIAL DATA (in billions)
Operating cash flows	$ (0.0)		$1.8	$1.8	[c,d]	$2.4	[c]	(25)%
Capital expenditures[e]	$0.6		$1.4	$2.0		$2.8		(29)%
Operating cash flows less capital expenditures	$(0.6)		$0.4	$(0.2)		$(0.4)		50%
Cash and cash equivalents	$1.6		N/A	$1.7		$1.1		55%
Total debt, including current portion	$10.1		N/A	$9.7		$9.9	[f]	(2)%

a.	Reflects per pound weighted-average unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs.

b.
For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

c.
April 2020 estimates assume average prices of $1,600 per ounce of gold and $9.00 per pound of molybdenum for the remainder of 2020. The January 2020 estimates were based on average prices of $1,500 per ounce of gold and $10.00 per pound of molybdenum for the year 2020.

d.
Refer to the first-quarter 2020 conference call slides which are available on FCX's website, "fcx.com," for the impact of price changes for the remainder of 2020 on consolidated unit net cash costs and operating cash flows.

e.	Excludes capital expenditures for the development of the new smelter in Indonesia (see page 6).

f.	The January 2020 estimates included $0.5 billion in debt associated with the new smelter for PT Freeport Indonesia (PT-FI).
MINING OPERATIONS

FCX’s revised operating plans and estimates reflect current assumptions, and FCX will continue to closely monitor health and market conditions and make further adjustments to its mine plans as required.
Productivity and Innovation Initiatives. During 2019, FCX advanced initiatives in its North America and South America operations to enhance productivity through the use of new technologies, data science and a more interactive, multi-disciplined operating structure. Capital projects associated with this initiative, which were expected to total $150 million for the year 2020, and were projected to add approximately 200 million pounds of copper per year beginning in 2022, have been suspended in response to current market conditions and capital preservation initiatives. Under current market conditions, FCX’s data analytics tools will be utilized to drive cost performance,

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improve recoveries and other initiatives that do not require significant investment. FCX’s learnings and capabilities in this area are expected to generate value under a broad range of market conditions.
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. FCX is also nearing completion of a development project in eastern Arizona to commence production from the Lone Star leachable ores during the second half of 2020. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Revised Operating Plans. FCX has completed a review of mine plans at each of its operating sites in North America to target a lower cost mining configuration, defer all nonessential projects and preserve long-term value in the long-lived resources. Under the revised plans, mining and milling rates for the year 2020 have been reduced by approximately 20 percent, resulting in a projected 12 percent decline in North America copper sales for the year 2020 (compared to the January 2020 estimate), lower unit net cash costs and lower capital spending requirements.
The plans take into account the impact of currently suspended operations at the Chino mine. FCX is currently assessing options and future timing of restart of the Chino mine, which will take into account health and market conditions. FCX has also deferred approximately $0.3 billion in capital projects from 2020 to future periods for the North America copper mines.
Following extensive review, FCX has elected to complete the initial phase of the Lone Star copper leach project with a remaining investment of approximately $100 million in 2020. The decision was supported by the advanced stage of the project (approximately 90 percent complete), expected quick return of the remaining investment and long-term value of the resource. First production is expected during the second half of 2020. Initial production from the Lone Star copper leach project following a ramp-up period is expected to average approximately 200 million pounds of copper per year, with the potential for future expansion options.
In April 2020, FCX entered into forward sales contracts for 150 million pounds of copper for settlement in May and June of 2020. The forward sales provide for fixed pricing of $2.34 per pound of copper on approximately 60 percent of North America's projected sales volumes for May and June 2020.
Operating Data. Following is selected summary consolidated operating data for the North America copper mines for 2020, including a comparison of April 2020 estimates to the estimates reported in January 2020:

			April 2020 Estimates			January 2020 Estimates
	First-quarter 2020 (Actual)		Remainder of 2020	Total 2020		Total 2020		Total Percent Change
Copper (millions of recoverable pounds)
Sales, excluding purchases	355		1,040	1,395		1,580		(12)%

Unit net cash costs per pound of copper	$2.04	[a]	$1.67	$1.77	[b]	$1.93	[b]	(8)%

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

b.
Based on achievement of current sales volume and cost estimates, and assuming an average molybdenum price of $9.00 per pound for the remainder of 2020. The impact of price changes during the remainder of 2020 on North America's average unit net cash costs for the year 2020 would approximate $0.03 per pound for each $2 per pound change in the average price of molybdenum. The January 2020 estimates were based on an average price of $10.00 per pound of molybdenum for the year 2020.

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South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Revised Operating Plans. As previously reported, in mid-March 2020, the Peruvian government issued a Supreme Decree and declaration of a National Emergency in its efforts to contain the outbreak of COVID-19, and subsequently extended this order through May 10, 2020. To comply with the government’s requirements, Cerro Verde temporarily transitioned to a care and maintenance status and has adjusted its operations to prioritize critical activities. Cerro Verde has also completed construction of temporary onsite facilities and enhanced protocols to enable critical operations to be maintained in compliance with the Peruvian government order. From April 1, 2020, to April 23, 2020, Cerro Verde has operated at approximately one-third of planned rates. The Peruvian government could extend the declaration of a national emergency beyond May 10, 2020.
Cerro Verde continues to review health guidelines with Peruvian government authorities to position Cerro Verde for a return to normal operations as soon as possible.
Cerro Verde’s revised 2020 plans reflect limited operations during second-quarter 2020 and increased mining and milling rates in the second half of the year. Subject to the timing of Peruvian government approvals associated with the global pandemic, milling rates are currently expected to average approximately 400,000 metric tons per day in the second half of 2020. Cerro Verde’s mine plans have been revised to target a lower cost mining configuration, defer all nonessential projects and preserve long-term value in the long-lived resource. Compared with January 2020 estimates, mining and milling rates have been reduced by 13 percent (including the impact of the Peruvian government order and mine plan optimization in the second half of 2020), resulting in a decline in projected copper sales of approximately 130 million pounds (13 percent) in 2020. The revised mine plans also include significant reductions in capital spending and operating costs.
Operating plans at El Abra have also been revised to incorporate lower mining rates, operating costs and capital spending.
FCX has deferred approximately $0.2 billion in capital projects for South America mining from 2020 to future periods.
Operating Data. Following is summary consolidated operating data for South America mining for 2020, including a comparison of April 2020 estimates to the estimates reported in January 2020:

			April 2020 Estimates			January 2020 Estimates
	First-quarter 2020 (Actual)		Remainder of 2020	Total 2020		Total 2020		Total Percent Change
Copper sales (millions of recoverable pounds)	247		705	952		1,150		(17)%

Unit net cash costs per pound of copper	$2.00	[a]	$1.89	$1.92	[b]	$1.95	[b]	(2)%

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

b.
Based on achievement of current sales volume and cost estimates, and assuming an average price of $9.00 per pound of molybdenum for the remainder of 2020. The January 2020 estimates were based on an average price of $10.00 per pound of molybdenum for the year 2020.

Projected sales volumes and average unit net cash costs for the South America operations are dependent on government approvals for Cerro Verde to return to full operations during the second half of 2020.

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Indonesia Mining.  PT-FI assets include one of the world’s largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. Under the terms of the shareholders agreement, FCX’s economic interest in PT-FI approximates 81 percent through 2022. PT-FI's results are consolidated in FCX's financial statements.
Revised Operating Plans and Development Activities. PT-FI has implemented a series of actions to prevent a spread of COVID-19 at its remote operating site in Papua. PT-FI has been successful in maintaining the health of its workforce while continuing to make important progress in increasing production from its underground ore bodies.
During first-quarter 2020, PT-FI achieved additional progress in increasing mining rates by adding a total of 49 new drawbells at the Deep Mill Level Zone (DMLZ) and Grasberg Block Cave underground mines to build scale. Combined average daily production from the DMLZ and Grasberg Block Cave underground mines averaged approximately 37,500 metric tons of ore per day, slightly above forecast and 44 percent above the fourth-quarter 2019 average. PT-FI remains on track to continue to ramp-up production rates and expects 2021 production of 1.4 billion pounds of copper (more than 75 percent above the current April 2020 estimate) and 1.4 million ounces of gold (70 percent above the current April 2020 estimate).
The successful completion of this ramp up is expected to enable PT-FI to generate average annual production for the next several years of 1.55 billion pounds of copper and 1.6 million ounces of gold at an average unit net cash cost of approximately $0.20 per pound.
PT-FI’s revised plans incorporate benefits of reduced input costs for energy, foreign exchange and recent increases in gold prices. PT-FI has also deferred approximately $0.2 billion in capital projects from 2020 to future periods, primarily related to a delay in construction and installation of an additional milling circuit from 2022 to 2023, mostly reflecting limitations on work schedules and travel by international contractors during COVID-19 mitigation measures.
PT-FI's estimated annual capital spending on underground mine development projects is expected to average $0.8 billion per year for the three-year period 2020 through 2022, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum). In accordance with applicable accounting guidance, aggregate costs (before scheduled contributions from PT Inalum), which are expected to average $1.0 billion per year for the three-year period 2020 through 2022, will be reflected as an investing activity in FCX's cash flow statement, and contributions from PT Inalum will be reflected as a financing activity.
Operating Data. Following is summary consolidated operating data for Indonesia Mining for 2020, including a comparison of April 2020 estimates to the estimates reported in January 2020:

			April 2020 Estimates			January 2020 Estimates
	First-quarter 2020 (Actual)		Remainder of 2020	Total 2020		Total 2020		Total Percent Change
Copper sales (millions of recoverable pounds)	127		615	742		750		(1)%
Gold sales (thousands of recoverable ounces)	139		636	775		775		—%
Unit net cash costs per pound of copper	$1.31	[a]	$0.51	$0.65	[b]	$1.04	[b]	(37)%

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

b.
Based on achievement of current sales volume and cost estimates, and assuming an average gold price of $1,600 per ounce for the remainder of 2020. The impact of price changes during the remainder of 2020 on PT-FI's average unit net cash costs for the year 2020 would approximate $0.05 per pound for each $50 per ounce change in the average price of gold. The January 2020 estimates were based on an average price of $1,500 per ounce of gold for the year 2020.

PT-FI's projected sales volumes and unit net cash costs for the year 2020 are dependent on a number of factors, including operational performance and timing of shipments. PT-FI has received a one-year extension of its export license through March 15, 2021.

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Indonesian Smelter.  As a result of disruptions to work and travel schedules of international contractors and current limitations on access to the proposed physical site in Gresik, Indonesia associated with COVID-19 mitigation measures, PT-FI has notified the Indonesian government of delays in achieving the completion timeline of December 2023. PT-FI is currently discussing with the Indonesian government a deferred schedule for the project as well as other alternatives in light of COVID-19 and global economic conditions.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in Colorado - the Henderson underground mine and the Climax open-pit mine. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North America and South America copper mines, is processed at FCX's conversion facilities.
Revised Operating Plans. In response to global market conditions, FCX intends to reduce production from the Climax open pit mine by approximately 50 percent for the remainder of 2020. The Climax mine produced 17 million pounds of molybdenum in 2019. Revised operating plans for the molybdenum business also include reductions in operating costs, administrative and centralized support costs and capital spending.

EXPLORATION, CORPORATE ITEMS AND OTHER
FCX’s revised operating plans prioritize existing mine operations and full resource potential of existing operations. Exploration expenditures are being reduced by approximately 60 percent in 2020 (from the January 2020 estimate of $70 million to approximately $30 million) and activities will focus on analyzing and incorporating data from historical drilling programs. FCX has long-lived reserves and a significant resource position in its existing portfolio.
FCX is also implementing a series of actions to reduce administrative and centralized support costs in conjunction with its revised operating plans. Cost savings initiatives include a temporary reduction in certain employee benefits, the initiation of furloughs and employee separation programs and reductions in bonus programs, third party service costs, facilities costs, travel and other expenses.
As part of the cost savings initiatives, the Board of Directors (the Board) has approved a 25 percent reduction in the salary of each of FCX's Chief Executive Officer and Chief Financial Officer through the end of 2020. Each of these executives has also agreed to forgo substantially all their reduced cash salary for the remainder of 2020, which will be paid in an award of restricted stock units that will vest at the end of the year.
Selling, general and administrative expense for the remainder of 2020 is expected to be over 15 percent below the 2019 total of $414 million.

LIQUIDITY
At March 31, 2020, FCX had $5.1 billion in liquidity, comprised of $1.6 billion in consolidated cash and $3.5 billion of availability under its revolving credit facility maturing in 2024.
During first-quarter 2020, FCX completed the sale of $1.3 billion in new 8-year and 10-year senior notes at an average interest rate of 4.2 percent. The net proceeds were used to purchase a portion of the senior notes due 2021 and 2022, and in early April 2020, to redeem the remainder of the senior notes due 2021. FCX has significant liquidity to manage volatility, and following the April 2020 redemption, no senior notes maturing until 2022.
The aggressive changes in FCX's operating plans are approximately $0.2 billion favorable to 2020 liquidity compared to the operating plans reported in late January 2020, measured on the basis of operating cash flows less capital expenditures, an 18 percent decline in estimated copper prices between the two operating plans (refer to Consolidated Financial Data on page 2). With successful execution of these revised operating plans, FCX expects operating cash flows to improve significantly in 2021 and future years with substantial cash flow above capital expenditures as economic conditions improve.

FINANCIAL POLICY
FCX's financial policy will continue to prioritize liquidity and balance sheet management during this period of global economic turmoil associated with the COVID-19 pandemic. The Board suspended the May 2020 quarterly cash dividend of $0.05 per share on FCX's common stock, and under current market and economic conditions, the Board does not expect to declare common stock dividends during 2020. The declaration and payment of future

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dividends will be assessed on an ongoing basis, taking into account FCX’s financial results, cash requirements, future prospects, global economic conditions, and other factors deemed relevant by the Board.

FIRST-QUARTER 2020 RESULTS
FCX reported a net loss attributable to common stock of $491 million ($0.34 per share) in first-quarter 2020. After adjusting for net charges of $256 million ($0.18 per share), primarily associated with inventory valuation adjustments, adjusted net loss attributable to common stock totaled $235 million ($0.16 per share) in first-quarter 2020. For additional information, refer to the supplemental schedule, "Adjusted Net (Loss) Income," on page VI.

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2020	2019
	(in millions, except per share amounts)
Revenues[a,b]	$2,798	$3,792
Operating (loss) income[a]	$(473)	$321
Net (loss) income attributable to common stock[c,d]	$(491)	$31
Diluted net (loss) income per share of common stock	$(0.34)	$0.02

Diluted weighted-average common shares outstanding	1,452	1,457
Operating cash flows[e]	$(38)	$534
Capital expenditures	$610	$622
At March 31:
Cash and cash equivalents	$1,602	$2,833
Total debt, including current portion	$10,074	$9,905

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page VIII.

b.
Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(107) million ($(45) million to net loss attributable to common stock or $(0.03) per share) in first-quarter 2020 and $70 million ($29 million to net income attributable to common stock or $0.02 per share) in first-quarter 2019. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page VII.

c.
Includes net charges of $256 million ($0.18 per share) in first-quarter 2020 and $36 million ($0.03 per share) in first-quarter 2019 that are described in the supplemental schedule, "Adjusted Net (Loss) Income," on page VI.

d.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VII.

e.	Working capital and other sources (uses) totaled $119 million in first-quarter 2020 and $(56) million in first-quarter 2019.

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SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2020	2019
Copper (millions of recoverable pounds)
Production	731	780
Sales, excluding purchases	729	784
Average realized price per pound	$2.43	$2.90
Site production and delivery costs per pound[a]	$2.19	$2.17
Unit net cash costs per pound[a]	$1.90	$1.78
Gold (thousands of recoverable ounces)
Production	156	166
Sales, excluding purchases	144	242
Average realized price per ounce	$1,606	$1,291
Molybdenum (millions of recoverable pounds)
Production	19	23
Sales, excluding purchases	21	22
Average realized price per pound	$11.10	$12.69

a.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

Consolidated Sales Volumes
First-quarter 2020 copper sales of 729 million pounds and gold sales of 144 thousand ounces were higher than January 2020 estimates of 725 million pounds of copper and 105 thousand ounces of gold, mostly reflecting higher production from PT-FI, partly offset by lower sales volumes in North America and South America. First-quarter 2020 copper and gold sales volumes were lower than first-quarter 2019 sales volumes primarily reflecting anticipated lower mill rates at PT-FI as it continues to ramp-up production from its underground ore bodies and lower mill and recovery rates at Cerro Verde, partly offset by higher mining rates in North America.
First-quarter 2020 molybdenum sales of 21 million pounds approximated both the January 2020 estimate and first-quarter 2019 sales of 22 million pounds.
Consolidated Unit Net Cash Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.90 per pound of copper in first-quarter 2020, were lower than the January 2020 estimate of $2.02 per pound, primarily reflecting higher gold sales volumes. Consolidated average unit net cash costs in first-quarter 2020 were higher than the first-quarter 2019 average of $1.78 per pound, primarily reflecting lower by-product credits and higher mining and milling costs in North America, partly offset by lower site production and delivery costs from PT-FI associated with the completion of mining the Grasberg open pit.

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MINING OPERATIONS
North America Copper Mines.    Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended March 31,
	2020	2019
Copper (millions of recoverable pounds)
Production	346	336
Sales, excluding purchases	355	320
Average realized price per pound	$2.56	$2.85

Molybdenum (millions of recoverable pounds)
Production[a]	8	7

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.15	$2.06
By-product credits	(0.22)	(0.26)
Treatment charges	0.11	0.11
Unit net cash costs	$2.04	$1.91

a.	Refer to summary operating data on page 8 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

North America's consolidated copper sales volumes of 355 million pounds in first-quarter 2020 were higher than first-quarter 2019 copper sales volumes of 320 million pounds, primarily reflecting higher mining rates. North America copper sales are estimated to approximate 1.4 billion pounds for the year of 2020, consistent with 2019.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.04 per pound of copper in first-quarter 2020 were higher than first-quarter 2019 unit net cash costs of $1.91 per pound, primarily reflecting higher mining and milling costs, partly offset by higher sales volumes.
South America Mining. Following is summary consolidated operating data for South America mining:

	Three Months Ended March 31,
	2020		2019
Copper (millions of recoverable pounds)
Production	245		299
Sales	247		290
Average realized price per pound	$2.33		$2.93

Molybdenum (millions of recoverable pounds)
Production[a]	4		8

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.00	[c]	$1.73
By-product credits	(0.17)		(0.34)
Treatment charges	0.16		0.19
Royalty on metals	0.01		0.01
Unit net cash costs	$2.00		$1.59

a.	Refer to summary operating data on page 8 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

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b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

c.
Excludes COVID-19 related costs of $0.08 per pound of copper, primarily associated with idle facility costs at Cerro Verde as a result the Peruvian government's issuance of a Supreme Decree and declaration of a National Emergency in its efforts to contain the outbreak of COVID-19 and contract cancellation costs at El Abra.

South America's consolidated copper sales volumes of 247 million pounds in first-quarter 2020 were lower than first-quarter 2019 copper sales volumes of 290 million pounds, primarily reflecting anticipated lower recovery rates and lower mill rates associated with Cerro Verde's temporary transition to a care and maintenance status associated with the COVID-19 pandemic. Sales from South America mining are expected to approximate 1.0 billion pounds of copper for the year 2020, compared with 1.2 billion pounds of copper for the year 2019.
Average unit net cash costs (net of by-product credits) for South America mining of $2.00 per pound of copper in first-quarter 2020 were higher than unit net cash costs of $1.59 per pound in first-quarter 2019, primarily reflecting lower sales volumes and lower by-product credits.
Indonesia Mining. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended March 31,
	2020	2019
Copper (millions of recoverable pounds)
Production	140	145
Sales	127	174
Average realized price per pound	$2.28	$2.92

Gold (thousands of recoverable ounces)
Production	152	162
Sales	139	235
Average realized price per ounce	$1,606	$1,291

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.68	$3.10
Gold and silver credits	(1.85)	(1.81)
Treatment charges	0.30	0.29
Export duties	0.03	0.10
Royalty on metals	0.15	0.16
Unit net cash costs	$1.31	$1.84

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

PT-FI's consolidated sales of 127 million pounds of copper and 139 thousand ounces of gold in first-quarter 2020 were lower than first-quarter 2019 consolidated sales of 174 million pounds of copper and 235 thousand ounces of gold, reflecting anticipated lower mill rates as PT-FI continues to ramp-up production from its underground ore bodies. Consolidated sales volumes from PT-FI are expected to approximate 742 million pounds of copper and 0.8 million ounces of gold in 2020, compared with 667 million pounds of copper and 1.0 million ounces of gold in 2019.
Because of the fixed nature of a large portion of PT-FI's costs, unit net cash costs can vary significantly from quarter to quarter depending on copper and gold volumes. PT-FI's unit net cash costs (including gold and silver credits) of $1.31 per pound of copper in first-quarter 2020, were lower than unit net cash costs of $1.84 per pound in first-quarter 2019, primarily reflecting lower site production and delivery costs associated with lower mining and milling rates.

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Molybdenum Mines. Production from the Molybdenum mines totaled 7 million pounds of molybdenum in first-quarter 2020 and 8 million pounds in first-quarter 2019. Refer to summary operating data on page 8 for FCX's consolidated molybdenum sales and average realized prices, which includes sales of molybdenum produced at the Molybdenum mines and from FCX's North America and South America copper mines.
Average unit net cash costs for the Molybdenum mines of $10.03 per pound of molybdenum in first-quarter 2020 were higher than average unit net cash costs of $9.80 per pound in first-quarter 2019. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $10.60 per pound of molybdenum for the year 2020.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
CASH FLOWS, CASH and DEBT
Operating Cash Flows. Cash used in operating activities totaled $38 million (including $119 million of working capital and other sources) in first-quarter 2020. Based on current sales volume and cost estimates, and assuming average prices of $2.30 per pound of copper, $1,600 per ounce of gold and $9.00 per pound of molybdenum for the remainder of 2020, FCX's consolidated operating cash flows are estimated to approximate $1.8 billion (including $0.8 billion of working capital and other sources) for the year 2020.
Capital Expenditures. Capital expenditures totaled $0.6 billion in first-quarter 2020, including approximately $0.3 billion for major projects. Capital expenditures are expected to approximate $2.0 billion for the year 2020, including $1.3 billion for major projects primarily associated with underground development activities in the Grasberg minerals district and completion of the Lone Star copper leach project.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at March 31, 2020 (in billions):

Cash at domestic companies	$0.8
Cash at international operations	0.8
Total consolidated cash and cash equivalents	1.6
Noncontrolling interests' share	(0.3)
Cash, net of noncontrolling interests' share	$1.3
Withholding taxes	—	[a]
Net cash available	$1.3

a.	Rounds to less than $0.1 billion.
Debt. Following is a summary of total debt and the weighted-average interest rates at March 31, 2020 (in millions, except percentages).

		Weighted- Average Interest Rate
Senior Notes	$9,130	4.7%
Cerro Verde credit facility	826	2.9%
Other	118	2.6%
Total debt	$10,074	4.5%

At March 31, 2020, FCX had no borrowings, $13 million in letters of credit issued and $3.5 billion available under its revolving credit facility.
During first-quarter 2020, FCX issued $1.3 billion in new senior notes. FCX used the net proceeds to repay all of the senior notes due 2021 and a portion of the senior notes due 2022 (refer to Liquidity on page 6 for further discussion).

11

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2020 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, May 22, 2020.
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FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to ore grades and milling rates; forecasts or expectations regarding business outlook; production and sales volumes; unit net cash costs; cash flows; capital expenditures; liquidity; operating costs; operating plans; cost savings; FCX's expectations regarding its share of PT-FI's net (loss) income and future cash flows through 2022; PT-FI's development, financing, construction and completion of a new smelter in Indonesia; improvements in operating procedures and technology; exploration efforts and results; development and production activities, rates and costs; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; execution of the settlement agreement associated with the Louisiana coastal erosion cases; and future dividend payments, share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “could,” “to be,” ”potential," “assumptions,” “guidance,” “future” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the duration and scope of and uncertainties associated with the COVID-19 pandemic, and the impact thereof on commodity prices, FCX’s business and the global economy, which are evolving and beyond FCX’s control, and any related actions taken by governments and businesses (including the Peruvian government’s order); FCX’s ability to contain and mitigate the risk of spread or major outbreak of COVID-19 at its operating sites, including at PT-FI’s remote operating site in Papua; supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesian government's extension of PT-FI's export license after March 15, 2021; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI's special mining license (IUPK) to extend mining rights from 2031 through 2041; the Indonesian government's approval of a deferred schedule for completion of the new smelter in Indonesia; expected results from improvements in operating procedures and technology, including innovation initiatives; industry risks; regulatory changes; political and social risks; labor relations; weather- and climate-related risks; environmental risks; litigation results; cybersecurity incidents; changes in general market, economic and industry conditions; financial condition of FCX’s customers, suppliers, vendors, partners and affiliates, particularly during weak economic conditions and extended periods of low commodity prices; reductions in liquidity and access to capital; and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (SEC), as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as adjusted net (loss) income and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release.

12

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2020	2019	2020		2019
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	173	167	178		156
Bagdad (100%)	46	55	48		51
Safford (100%)	29	28	28		27
Sierrita (100%)	41	36	41		34
Miami (100%)	4	3	4		3
Chino (100%)	42	35	44		37
Tyrone (100%)	11	12	11		12
Other (100%)	—	—	1		—
Total North America	346	336	355		320

South America
Cerro Verde (53.56%)	203	261	206		256
El Abra (51%)	42	38	41		34
Total South America	245	299	247		290

Indonesia
Grasberg (48.76%)[b]	140	145	127		174
Consolidated	731	780	729	[c]	784	[c]
Less noncontrolling interests	141	167	140		168
Net	590	613	589		616

Average realized price per pound			$2.43		$2.90

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	4	5		7
Indonesia (48.76%)[b]	152	162	139		235
Consolidated	156	166	144		242
Less noncontrolling interests	29	30	26		44
Net	127	136	118		198

Average realized price per ounce			$1,606		$1,291

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	2	4	N/A		N/A
Climax (100%)	5	4	N/A		N/A
North America copper mines (100%)[a]	8	7	N/A		N/A
Cerro Verde (53.56%)	4	8	N/A		N/A
Consolidated	19	23	21		22
Less noncontrolling interests	2	4	3		3
Net	17	19	18		19

Average realized price per pound			$11.10		$12.69

a. Amounts are net of Morenci's undivided joint venture partners' interests.

b. FCX’s economic interest in PT Freeport Indonesia (PT-FI) is expected to approximate 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 88 million pounds in first-quarter 2020 and 117 million pounds in first-quarter 2019.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2020		2019
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	728,100		705,000
Average copper ore grade (percent)	0.27		0.23
Copper production (millions of recoverable pounds)	235		226

Mill Operations
Ore milled (metric tons per day)	333,400		315,600
Average ore grades (percent):
Copper	0.32		0.33
Molybdenum	0.02		0.02
Copper recovery rate (percent)	87.0		87.8
Production (millions of recoverable pounds):
Copper	178		176
Molybdenum	8		8

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	182,500		166,700
Average copper ore grade (percent)	0.37		0.34
Copper production (millions of recoverable pounds)	63		59

Mill Operations
Ore milled (metric tons per day)	349,600	[a]	386,500
Average ore grades (percent):
Copper	0.35		0.37
Molybdenum	0.01		0.02
Copper recovery rate (percent)	78.4		87.2
Production (millions of recoverable pounds):
Copper	182		240
Molybdenum	4		8

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg open pit	7,500	[b]	102,800
Deep Ore Zone underground mine[c]	20,200		30,300
Grasberg Block Cave underground mine[c]	19,000		5,000
Deep Mill Level Zone underground mine[c]	18,500		6,800
Big Gossan underground mine[c]	6,800		5,600
Total	72,000		150,500
Average ore grades:
Copper (percent)	1.15		0.62
Gold (grams per metric ton)	0.99		0.58
Recovery rates (percent):
Copper	91.8		84.7
Gold	76.7		68.7
Production (recoverable):
Copper (millions of pounds)	140		145
Gold (thousands of ounces)	152		162

100% Molybdenum Mines
Ore milled (metric tons per day)	26,900		27,700
Average molybdenum ore grade (percent)	0.15		0.16
Molybdenum production (millions of recoverable pounds)	7		8

a. Beginning on March 16, 2020, Cerro Verde mill operations were impacted as a result of the Peruvian government's issuance of a Supreme Decree and declaration of a National Emergency in its efforts to contain the outbreak of COVID-19. The Cerro Verde mill operations averaged over 400,000 metric tons of ore per day from January 1, 2020, through March 15, 2020.

b. Represents ore from the Grasberg open-pit stockpile.

c. Reflects ore extracted, including ore from development activities that result in metal production.

II

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,
	2020		2019
	(In Millions, Except Per Share Amounts)
Revenues[a]	$2,798		$3,792
Cost of sales:
Production and delivery[b]	2,545	[c]	2,919
Depreciation, depletion and amortization	341	[c]	347
Metals inventory adjustments	222		57
Total cost of sales	3,108		3,323
Selling, general and administrative expenses	110		112
Mining exploration and research expenses	16		27
Environmental obligations and shutdown costs	26		42
Net loss (gain) on sales of assets	11		(33)
Total costs and expenses	3,271		3,471
Operating (loss) income	(473)		321
Interest expense, net[b,d]	(127)		(146)
Net loss on early extinguishment of debt	(32)		(6)
Other income, net[b]	20		14
(Loss) income from continuing operations before income taxes and equity in affiliated companies' net earnings (losses)	(612)		183
Benefit from (provision for) income taxes[e]	60		(105)
Equity in affiliated companies' net earnings (losses)	3		(3)
Net (loss) income from continuing operations	(549)		75
Net gain from discontinued operations	—		1
Net (loss) income	(549)		76
Net loss (income) attributable to noncontrolling interests	58		(45)
Net (loss) income attributable to common stockholders[f]	$(491)		$31

Diluted net (loss) income per share attributable to common stock:
Continuing operations	$(0.34)		$0.02
Discontinued operations	—		—
	$(0.34)		$0.02

Weighted-average common shares outstanding:
Basic	1,452		1,451
Diluted	1,452		1,457

Dividends declared per share of common stock	$—		$0.05

a.
Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," on page VII.

b.
Includes other net charges totaling $16 million for first-quarter 2020 and $22 million for first-quarter 2019, which are summarized in the supplemental schedule, "Adjusted Net (Loss) Income," on page VI.

c.
Includes COVID-19 related costs totaling $28 million, primarily associated with idle facility costs at Cerro Verde as a result of the Peruvian government's issuance of a Supreme Decree and declaration of a National Emergency in its efforts to contain the outbreak of COVID-19 and contract cancellation costs at El Abra, which are summarized in the supplemental schedule, "Adjusted Net (Loss) Income," on page VI.

d.	Consolidated interest costs (before capitalization) totaled $171 million in first-quarter 2020 and $178 million in first-quarter 2019.

e.	For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," beginning on page VI.

f.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VII.

III

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2020	2019
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,602	$2,020
Trade accounts receivable	515	741
Income and other tax receivables	591	426
Inventories:
Materials and supplies, net	1,614	1,649
Mill and leach stockpiles	1,106	1,143
Product	1,134	1,281
Other current assets	795	655
Total current assets	7,357	7,915
Property, plant, equipment and mine development costs, net	29,899	29,584
Long-term mill and leach stockpiles	1,272	1,425
Other assets	1,691	1,885
Total assets	$40,219	$40,809

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,465	$2,576
Current portion of environmental and asset retirement obligations	305	436
Current portion of debt	245	5
Accrued income taxes	128	119
Dividends payable	—	73
Total current liabilities	3,143	3,209
Long-term debt, less current portion	9,829	9,821
Deferred income taxes	4,087	4,210
Environmental and asset retirement obligations, less current portion	3,758	3,630
Other liabilities	2,439	2,491
Total liabilities	23,256	23,361

Equity:
Stockholders' equity:
Common stock	158	158
Capital in excess of par value	25,875	25,830
Accumulated deficit	(12,771)	(12,280)
Accumulated other comprehensive loss	(668)	(676)
Common stock held in treasury	(3,739)	(3,734)
Total stockholders' equity	8,855	9,298
Noncontrolling interests[a]	8,108	8,150
Total equity	16,963	17,448
Total liabilities and equity	$40,219	$40,809

a.
Includes $4.6 billion associated with the December 2018 PT-FI transaction, including $4.1 billion associated with the PT Indonesia Asahan Aluminium (Persero) acquisition of Rio Tinto's joint venture interest.

IV

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2020		2019
	(In Millions)
Cash flow from operating activities:
Net (loss) income	$(549)		$76
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	341		347
Metals inventory adjustments	222		57
Net loss (gain) on sales of assets	11		(33)
Stock-based compensation	27		29
Net charges for environmental and asset retirement obligations, including accretion	60		64
Payments for environmental and asset retirement obligations	(71)		(46)
Net charges for defined pension and postretirement plans	18		26
Pension plan contributions	(26)		(16)
Net loss on early extinguishment of debt	32		6
Deferred income taxes	(118)		33
Charges for Cerro Verde royalty dispute	9		15
Payments for Cerro Verde royalty dispute	(57)		(10)
Other, net	(56)		42
Changes in working capital and other:
Accounts receivable	205		19
Inventories	154		192
Other current assets	(89)		42
Accounts payable and accrued liabilities	(149)		(247)
Accrued income taxes and timing of other tax payments	(2)		(62)
Net cash (used in) provided by operating activities	(38)		534

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(184)		(210)
South America	(74)		(61)
Indonesia	(326)		(319)
Molybdenum mines	(7)		(4)
Other	(19)		(28)
Proceeds from sales of assets	66	[a]	84	[b]
Other, net	(2)		(8)
Net cash used in investing activities	(546)		(546)

Cash flow from financing activities:
Proceeds from debt	1,478		114
Repayments of debt	(1,242)		(1,356)
Cash dividends and distributions paid:
Common stock	(73)		(73)
Noncontrolling interests	—		(9)
Contributions from noncontrolling interests	32		—
Stock-based awards net payments	(4)		(7)
Debt financing costs and other, net	(18)		—
Net cash provided by (used in) financing activities	173		(1,331)

Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(411)		(1,343)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	2,278		4,455
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[c]	$1,867		$3,112

a.
Includes $60 million in contingent consideration associated with the 2016 sale of TF Holdings Limited because the average cobalt price exceeded $20 per pound during the 24-month period ending December 31, 2019.

b.	Includes $50 million in contingent consideration associated with the 2016 sale of onshore California oil & gas properties because the average oil price exceeded $70 per barrel during 2018.

c.	Includes restricted cash and restricted cash equivalents of $265 million at March 31, 2020, and $279 million at March 31, 2019.

V

Freeport-McMoRan Inc.
ADJUSTED NET (LOSS) INCOME
Adjusted net (loss) income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net (loss) income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net (loss) income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended March 31,
	2020					2019
	Pre-tax		After-tax[a]		Per Share	Pre-tax		After-tax[a]	Per Share
Net (loss) income attributable to common stock	N/A		$(491)		$(0.34)	N/A		$31	$0.02

Metals inventory adjustments	$(222)		$(182)		$(0.12)	$(57)		$(26)	$(0.02)
COVID-19 related costs	(28)	[b]	(9)		(0.01)	—		—	—
Other net charges	(16)	[c]	(8)		(0.01)	(22)	[d]	(10)	(0.01)
Net adjustments to environmental obligations and related litigation reserves	(14)		(14)		(0.01)	(35)		(35)	(0.02)
Net (loss) gain on sales of assets	(11)		(11)		(0.01)	33		33	0.02
Net loss on early extinguishment of debt	(32)		(32)		(0.02)	(6)		(5)	—
Net tax (charges) credits	N/A		(1)		—	N/A		6	—
Gain on discontinued operations	—		—		—	1		1	—
	$(323)		$(256)	[e]	$(0.18)	$(86)		$(36)	$(0.03)

Adjusted net (loss) income attributable to common stock	N/A		$(235)		$(0.16)	N/A		$67	$0.05

a.	Reflects impact to FCX net (loss) income attributable to common stock (i.e., net of any taxes and noncontrolling interests).

b.
Includes $20 million recorded to production and delivery and $8 million to depreciation, depletion and amortization, primarily related to idle facility costs at Cerro Verde and contract cancellation costs at El Abra.

c.
Includes other charges recorded to production and delivery ($5 million), other income, net ($4 million), and interest expense, net ($7 million), primarily related to a change in a tax position at Cerro Verde and asset impairments.

d.	Includes charges recorded to production and delivery, primarily associated with weather-related issues at El Abra and for non-recurring employee costs at PT-FI.

e.	Does not foot because of rounding.

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax benefit (provision) (in millions, except percentages):

	Three Months Ended March 31,
	2020					2019
				Income Tax				Income Tax
	Income	Effective		(Provision)		Income	Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate	Benefit
U.S.[b]	$(451)	1%		$4	[c]	$(97)	1%	$1
South America	(202)	39%		78		263	40%	(105)
Indonesia	(19)	(63)%		(12)	[d]	79	33%	(26)	[e]
Eliminations and other	60	N/A		(11)		(62)	N/A	10
Rate adjustment[f]	—	N/A		1		—	N/A	15
Continuing operations	$(612)	10%	[g]	$60		$183	57%	$(105)

a.	Represents (loss) income from continuing operations before income taxes and equity in affiliated companies' net earnings (losses).

b.
In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.

c.	Includes a tax credit of $6 million associated with the removal of a valuation allowance on deferred tax assets.

d.	Includes a tax charge of $8 million ($7 million net of noncontrolling interest) associated with an unfavorable 2012 Indonesia Supreme Court ruling.

e.	Includes a tax credit of $8 million ($6 million net of noncontrolling interest) associated with the reduction in PT-FI's statutory tax rates in accordance with its special mining license (IUPK).

f.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

g.
FCX's first-quarter 2020 consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates, excluding the U.S. jurisdiction. Because FCX's U.S. jurisdiction generated net losses in first-quarter 2020 that will not result in a realized tax benefit, applicable accounting rules require FCX to adjust its estimated annual effective tax rate to exclude the impact of U.S. net losses.

VI

Freeport-McMoRan Inc.
INCOME TAXES (continued)
Assuming achievement of current sales volume and cost estimates and average prices of $2.30 per pound for copper, $1,600 per ounce for gold and $9.00 per pound for molybdenum for the remainder of 2020, FCX estimates its consolidated effective tax rate for the year 2020 would approximate 62 percent. Changes in sales volumes and average prices during 2020 would incur tax impacts at estimated effective rates of 38 percent for Indonesia, 34 percent for Peru and 0 percent for the U.S.
Variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Because of FCX's U.S. tax position, it does not record a financial statement impact for income or losses generated in the U.S.

DERIVATIVE INSTRUMENTS
For the three months ended March 31, 2020, FCX's mined copper was sold 49 percent in concentrate, 24 percent as cathode and 27 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $2.56 per pound during first-quarter 2020 and settled at $2.18 per pound on March 31, 2020. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $2.43 per pound in first-quarter 2020.

Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended March 31,
	2020			2019
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(107)	$(131)	$(238)	$70	$52	$122
Net (loss) income attributable to common stock	$(45)	$(54)	$(99)	$29	$20	$49
Net (loss) income per share of common stock	$(0.03)	$(0.04)	$(0.07)	$0.02	$0.01	$0.03

a.	Reflects adjustments to provisionally priced copper sales at December 31, 2019 and 2018.

b.	Reflects adjustments to provisionally priced copper sales during the three months ended March 31, 2020 and 2019.
At March 31, 2020, FCX had provisionally priced copper sales at its copper mining operations totaling 187 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $2.24 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $6 million effect on 2020 net income attributable to common stock. The LME copper price settled at $2.32 per pound on April 23, 2020.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to operating (loss) income totaling $11 million ($7 million to net loss attributable to common stock) in first-quarter 2020, $(31) million ($(14) million to net income attributable to common stock) in first-quarter 2019. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $2 million at March 31, 2020. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

VII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Bagdad, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

VIII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic	Corporate,
	North America Copper Mines				South America Mining							Copper	Other
			Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Bagdad	Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended March 31, 2020
Revenues:
Unaffiliated customers	$2	$—	$7	$9	$376	$98	$474	$445	[a]	$—	$1,115	$429	$326	[b]	$2,798
Intersegment	442	159	375	976	38	—	38	—		71	8	11	(1,104)		—
Production and delivery	349	126	385	860	424	110	534	343		66	1,119	411	(788)		2,545
Depreciation, depletion and amortization	44	14	34	92	93	15	108	101		16	2	7	15		341
Metals inventory adjustments	4	—	141	145	—	60	60	—		4	—	—	13		222
Selling, general and administrative expenses	1	—	—	1	2	—	2	28		—	—	5	74		110
Mining exploration and research expenses	—	—	1	1	—	—	—	—		—	—	—	15		16
Environmental obligations and shutdown costs	—	—	—	—	—	—	—	—		—	1	—	25		26
Net loss on sales of assets	—	—	—	—	—	—	—	—		—	—	—	11		11
Operating income (loss)	46	19	(179)	(114)	(105)	(87)	(192)	(27)		(15)	1	17	(143)		(473)

Interest expense, net	1	—	—	1	28	—	28	1		—	—	3	94		127
(Benefit from) provision for income taxes	—	—	—	—	(52)	(26)	(78)	12		—	—	—	6		(60)
Total assets at March 31, 2020	2,814	800	4,293	7,907	8,471	1,655	10,126	16,711		1,788	231	635	2,821		40,219
Capital expenditures	44	25	115	184	59	15	74	326		7	2	6	11		610

Three Months Ended March 31, 2019
Revenues:
Unaffiliated customers	$12	$—	$95	$107	$727	$98	$825	$705	[a]	$—	$1,128	$571	$456	[b]	$3,792
Intersegment	458	178	291	927	126	—	126	58		91	6	5	(1,213)		—
Production and delivery	295	120	328	743	439	100	539	556		71	1,133	552	(675)		2,919
Depreciation, depletion and amortization	40	10	33	83	100	14	114	105		16	2	7	20		347
Metals inventory adjustments	—	—	—	—	—	—	—	—		—	—	—	57		57
Selling, general and administrative expenses	1	—	1	2	2	—	2	30		—	—	5	73		112
Mining exploration and research expenses	—	—	—	—	—	—	—	—		—	—	—	27		27
Environmental obligations and shutdown costs	—	—	—	—	—	—	—	—		—	—	—	42		42
Net gain on sale of assets	—	—	—	—	—	—	—	—		—	—	—	(33)		(33)
Operating income (loss)	134	48	24	206	312	(16)	296	72		4	(1)	12	(268)		321

Interest expense, net	1	—	—	1	29	—	29	—		—	—	6	110		146
Provision for (benefit from) income taxes	—	—	—	—	110	(5)	105	26		—	—	1	(27)		105
Total assets at March 31, 2019	2,904	709	4,051	7,664	8,674	1,720	10,394	15,792		1,785	232	771	4,421		41,059
Capital expenditures	62	25	123	210	56	5	61	319		4	1	4	23		622

a.	Includes PT-FI's sales to PT Smelting totaling $380 million in first-quarter 2020 and $409 million in first-quarter 2019.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

IX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross (loss) profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross (loss) profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as stock-based compensation costs, inventory adjustments, long-lived asset impairments, idle facility costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

X

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2020
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$906	$906	$77	$25	$1,008
Site production and delivery, before net noncash and other costs shown below	760	698	71	18	787
By-product credits	(75)	—	—	—	—
Treatment charges	38	36	—	2	38
Net cash costs	723	734	71	20	825
Depreciation, depletion and amortization (DD&A)	92	84	6	2	92
Metals inventory adjustments	145	145	—	—	145
Noncash and other costs, net	34	29	2	3	34
Total costs	994	992	79	25	1,096
Other revenue adjustments, primarily for pricing on prior period open sales	(22)	(22)	—	—	(22)
Gross loss	$(110)	$(108)	$(2)	$—	$(110)

Copper sales (millions of recoverable pounds)	354	354
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross loss per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.56	$2.56	$9.69
Site production and delivery, before net noncash and other costs shown below	2.15	1.97	8.93
By-product credits	(0.22)	—	—
Treatment charges	0.11	0.10	—
Unit net cash costs	2.04	2.07	8.93
DD&A	0.26	0.24	0.73
Metals inventory adjustments	0.41	0.41	—
Noncash and other costs, net	0.10	0.08	0.23
Total unit costs	2.81	2.80	9.89
Other revenue adjustments, primarily for pricing on prior period open sales	(0.06)	(0.06)	—
Gross loss per pound	$(0.31)	$(0.30)	$(0.20)

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,008	$787	$92	$145
Treatment charges	(8)	30	—	—
Noncash and other costs, net	—	34	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(22)	—	—	—
Eliminations and other	7	9	—	—
North America copper mines	985	860	92	145
Other mining[c]	2,591	2,473	234	64
Corporate, other & eliminations	(778)	(788)	15	13
As reported in FCX's consolidated financial statements	$2,798	$2,545	$341	$222

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$914	$914	$87	$23	$1,024
Site production and delivery, before net noncash and other costs shown below	658	616	52	17	685
By-product credits	(83)	—	—	—	—
Treatment charges	36	35	—	1	36
Net cash costs	611	651	52	18	721
DD&A	83	77	3	3	83
Noncash and other costs, net	23	22	1	—	23
Total costs	717	750	56	21	827
Other revenue adjustments, primarily for pricing on prior period open sales	12	12	—	—	12
Gross profit	$209	$176	$31	$2	$209

Copper sales (millions of recoverable pounds)	320	320
Molybdenum sales (millions of recoverable pounds)[a]			7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.85	$2.85	$11.68
Site production and delivery, before net noncash and other costs shown below	2.06	1.92	6.98
By-product credits	(0.26)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.91	2.03	6.98
DD&A	0.26	0.24	0.44
Noncash and other costs, net	0.07	0.07	0.14
Total unit costs	2.24	2.34	7.56
Other revenue adjustments, primarily for pricing on prior period open sales	0.04	0.04	—
Gross profit per pound	$0.65	$0.55	$4.12

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,024	$685	$83
Treatment charges	(13)	23	—
Noncash and other costs, net	—	23	—
Other revenue adjustments, primarily for pricing on prior period open sales	12	—	—
Eliminations and other	11	12	—
North America copper mines	1,034	743	83
Other mining[c]	3,515	2,851	244
Corporate, other & eliminations	(757)	(675)	20
As reported in FCX's consolidated financial statements	$3,792	$2,919	$347

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$575		$575	$54	$629
Site production and delivery, before net noncash and other costs shown below	494		457	49	506
By-product credits	(42)		—	—	—
Treatment charges	40		40	—	40
Royalty on metals	1		1	—	1
Net cash costs	493		498	49	547
DD&A	107		98	9	107
Metals inventory adjustments	60		60	—	60
Noncash and other costs, net	30	[b]	28	2	30
Total costs	690		684	60	744
Other revenue adjustments, primarily for pricing on prior period open sales	(75)		(75)	—	(75)
Gross loss	$(190)		$(184)	$(6)	$(190)

Copper sales (millions of recoverable pounds)	247		247

Gross loss per pound of copper:

Revenues, excluding adjustments	$2.33		$2.33
Site production and delivery, before net noncash and other costs shown below	2.00		1.85
By-product credits	(0.17)		—
Treatment charges	0.16		0.16
Royalty on metals	0.01		0.01
Unit net cash costs	2.00		2.02
DD&A	0.44		0.40
Metals inventory adjustments	0.24		0.24
Noncash and other costs, net	0.12	[b]	0.11
Total unit costs	2.80		2.77
Other revenue adjustments, primarily for pricing on prior period open sales	(0.30)		(0.30)
Gross loss per pound	$(0.77)		$(0.74)

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$629		$506	$107	$60
Treatment charges	(40)		—	—	—
Royalty on metals	(1)		—	—	—
Noncash and other costs, net	—		30	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(75)		—	—	—
Eliminations and other	(1)		(2)	1	—
South America mining	512		534	108	60
Other mining[c]	3,064		2,799	218	149
Corporate, other & eliminations	(778)		(788)	15	13
As reported in FCX's consolidated financial statements	$2,798		$2,545	$341	$222

a.
Includes silver sales of 0.9 million ounces ($17.71 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.
Includes COVID-19 related costs of $20 million ($0.08 per pound of copper), primarily associated with idle facility costs at Cerro Verde as a result the Peruvian government's issuance of a Supreme Decree and declaration of a National Emergency in its efforts to contain the outbreak of COVID-19 and contract cancellation costs at El Abra.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2019
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$850		$850	$112	$962
Site production and delivery, before net noncash and other costs shown below	503		450	66	516
By-product credits	(99)		—	—	—
Treatment charges	56		56	—	56
Royalty on metals	2		2	—	2
Net cash costs	462		508	66	574
DD&A	114		101	13	114
Noncash and other costs, net	24	[b]	24	—	24
Total costs	600		633	79	712
Other revenue adjustments, primarily for pricing on prior period open sales	47		47	—	47
Gross profit	$297		$264	$33	$297

Copper sales (millions of recoverable pounds)	290		290

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.93		$2.93
Site production and delivery, before net noncash and other costs shown below	1.73		1.55
By-product credits	(0.34)		—
Treatment charges	0.19		0.19
Royalty on metals	0.01		0.01
Unit net cash costs	1.59		1.75
DD&A	0.39		0.34
Noncash and other costs, net	0.09	[b]	0.09
Total unit costs	2.07		2.18
Other revenue adjustments, primarily for pricing on prior period open sales	0.16		0.16
Gross profit per pound	$1.02		$0.91

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$962		$516	$114
Treatment charges	(56)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		24	—
Other revenue adjustments, primarily for pricing on prior period open sales	47		—	—
Eliminations and other	—		(1)	—
South America mining	951		539	114
Other mining[c]	3,598		3,055	213
Corporate, other & eliminations	(757)		(675)	20
As reported in FCX's consolidated financial statements	$3,792		$2,919	$347

a.
Includes silver sales of 1.3 million ounces ($15.75 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Includes charges of $12 million ($0.04 per pound of copper) associated with weather-related impacts at El Abra.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2020
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$290	$290	$223	$8	$521
Site production and delivery, before net noncash and other costs shown below	341	190	146	5	341
Gold and silver credits	(236)	—	—	—	—
Treatment charges	38	21	16	1	38
Export duties	4	2	2	—	4
Royalty on metals	19	12	7	—	19
Net cash costs	166	225	171	6	402
DD&A	101	56	43	2	101
Noncash and other costs, net	27	15	12	—	27
Total costs	294	296	226	8	530
Other revenue adjustments, primarily for pricing on prior period open sales	(20)	(20)	5	—	(15)
PT Smelting intercompany profit	25	14	11	—	25
Gross profit (loss)	$1	$(12)	$13	$—	$1

Copper sales (millions of recoverable pounds)	127	127
Gold sales (thousands of recoverable ounces)			139

Gross profit (loss) per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.28	$2.28	$1,606
Site production and delivery, before net noncash and other costs shown below	2.68	1.49	1,052
Gold and silver credits	(1.85)	—	—
Treatment charges	0.30	0.17	118
Export duties	0.03	0.02	11
Royalty on metals	0.15	0.09	50
Unit net cash costs	1.31	1.77	1,231
DD&A	0.79	0.44	310
Noncash and other costs, net	0.21	0.12	82
Total unit costs	2.31	2.33	1,623
Other revenue adjustments, primarily for pricing on prior period open sales	(0.16)	(0.16)	33
PT Smelting intercompany profit	0.20	0.11	77
Gross profit (loss) per pound/ounce	$0.01	$(0.10)	$93

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$521	$341	$101
Treatment charges	(38)	—	—
Export duties	(4)	—	—
Royalty on metals	(19)	—	—
Noncash and other costs, net	—	27	—
Other revenue adjustments, primarily for pricing on prior period open sales	(15)	—	—
PT Smelting intercompany profit	—	(25)	—
Indonesia mining	445	343	101
Other mining[b]	3,131	2,990	225
Corporate, other & eliminations	(778)	(788)	15
As reported in FCX's consolidated financial statements	$2,798	$2,545	$341

a.	Includes silver sales of 0.6 million ounces ($14.09 per ounce average realized price).

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2019
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$507		$507	$303	$9	$819
Site production and delivery, before net noncash and other costs shown below	538		333	199	6	538
Gold and silver credits	(314)		—	—	—	—
Treatment charges	51		31	19	1	51
Export duties	17		11	6	—	17
Royalty on metals	28		17	11	—	28
Net cash costs	320		392	235	7	634
DD&A	105		65	39	1	105
Noncash and other costs, net	2	[b]	1	1	—	2
Total costs	427		458	275	8	741
Other revenue adjustments, primarily for pricing on prior period open sales	19		19	2	—	21
PT Smelting intercompany profit	3		2	1	—	3
Gross profit	$102		$70	$31	$1	$102

Copper sales (millions of recoverable pounds)	174		174
Gold sales (thousands of recoverable ounces)				235

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.92		$2.92	$1,291
Site production and delivery, before net noncash and other costs shown below	3.10		1.92	850
Gold and silver credits	(1.81)		—	—
Treatment charges	0.29		0.18	80
Export duties	0.10		0.06	27
Royalty on metals	0.16		0.10	46
Unit net cash costs	1.84		2.26	1,003
DD&A	0.61		0.37	166
Noncash and other costs, net	0.01	[b]	0.01	4
Total unit costs	2.46		2.64	1,173
Other revenue adjustments, primarily for pricing on prior period open sales	0.11		0.11	9
PT Smelting intercompany profit	0.02		0.01	5
Gross profit per pound/ounce	$0.59		$0.40	$132

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$819		$538	$105
Treatment charges	(51)		—	—
Export duties	(17)		—	—
Royalty on metals	(28)		—	—
Noncash and other costs, net	19		21	—
Other revenue adjustments, primarily for pricing on prior period open sales	21		—	—
PT Smelting intercompany profit	—		(3)	—
Indonesia mining	763		556	105
Other mining[c]	3,786		3,038	222
Corporate, other & eliminations	(757)		(675)	20
As reported in FCX's consolidated financial statements	$3,792		$2,919	$347

a.	Includes silver sales of 0.6 million ounces ($14.85 per ounce average realized price).

b.	Includes credits of $19 million ($0.11 per pound of copper) recorded in revenues associated with adjustments to prior year treatment charges.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2020	2019

Revenues, excluding adjustments[a]	$77	$98
Site production and delivery, before net noncash and other costs shown below	64	70
Treatment charges and other	6	7
Net cash costs	70	77
DD&A	16	16
Metals inventory adjustments	4	—
Noncash and other costs, net	2	1
Total costs	92	94
Gross (loss) profit	$(15)	$4

Molybdenum sales (millions of recoverable pounds)[a]	7	8

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$10.97	$12.49
Site production and delivery, before net noncash and other costs shown below	9.17	8.94
Treatment charges and other	0.86	0.86
Unit net cash costs	10.03	9.80
DD&A	2.29	2.00
Metals inventory adjustments	0.51	—
Noncash and other costs, net	0.30	0.16
Total unit costs	13.13	11.96
Gross (loss) profit per pound	$(2.16)	$0.53

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
Three Months Ended March 31, 2020	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$77	$64	$16	$4
Treatment charges and other	(6)	—	—	—
Noncash and other costs, net	—	2	—	—
Molybdenum mines	71	66	16	4
Other mining[b]	3,505	3,267	310	205
Corporate, other & eliminations	(778)	(788)	15	13
As reported in FCX's consolidated financial statements	$2,798	$2,545	$341	$222

Three Months Ended March 31, 2019
Totals presented above	$98	$70	$16	$—
Treatment charges and other	(7)	—	—	—
Noncash and other costs, net	—	1	—	—
Molybdenum mines	91	71	16	—
Other mining[b]	4,458	3,523	311	—
Corporate, other & eliminations	(757)	(675)	20	57
As reported in FCX's consolidated financial statements	$3,792	$2,919	$347	$57

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

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